Filed Pursuant to Rule 433
Dated March 14, 2013
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	March 14, 2013
Settlement Date (Original Issue Date):	March 19, 2013
Maturity Date:	March 19, 2015
Principal Amount:	US $110,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.150%
All-in Price:	99.850%
Net Proceeds to Issuer:	US $109,835,000
Floating Rate Index:	Federal Funds Effective Rate
Floating Rate Spread:	Plus .52%
Interest Payment Frequency:	Quarterly
Interest Reset Dates:	Each Business Day
Interest Determination Dates:	First Business Day preceding each related Interest Reset Date
Interest Rate Cutoff:	2 Business Days prior to each related Interest Payment Date
Interest Payment Dates:	Quarterly on each March 19, June 19, September 19 and December 19, beginning June 19, 2013 and ending on the Maturity Date
Method of Settlement:	Depository Trust Company
Day Count Convention:	Actual/360, Following Adjusted
Business Day Convention:	New York
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Notice Period:	None

Filed Pursuant to Rule 433
Dated March 14, 2013
Registration Statement No. 333-178262

Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G6V1
ISIN:	US36962G6V12

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the “Underwriter”), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.150% of the principal amount of the Notes .

Institution Lead Managers:	Commitment
Deutsche Bank Securities Inc.	$110,000,000
Total	$110,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.